EXHIBIT 3.1

Ross Miller Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (778) 684-6708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100891253-51 Filing Date and Time 11/30/2010 9:50 AM Entity Number C557-1966

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendemnt to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1944 - After Issuance of Class or Series)

1. Name of Corporation:

China Nuvo  Solar Energy, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. Class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Company and the holders of the Series A Preferred Stock have agreed to extend the Mandatory Conversion Date to November 30, 2013.  Additionally, the Holders of the Series A Preferred Stock have voting rights, whereby the shares of preferred stock are eligible to vote on as if converted basis pursuant to the conversion terms in the Certificate of Designation of Series A Preferred Stock.

5. Effective date of filing: (optional)	November 30, 2010
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

x /s/ Barry Hollander
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the Proper Fees may cause this filing to be rejected

This form must be accompanied by appropriate fees.